EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 (File No. 333-146353) of our report dated September 26, 2007, related to the financial statements of Sports Properties Acquisition Corp. (a development stage company) (the “Company”) as of September 19, 2007 and for the period from July 3, 2007 (date of inception) to September 19, 2007, which appear in such Prospectus. Our report contains an emphasis of a matter paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ WEISER LLP

New York, New York
November 1, 2007